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                                                                    EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Physiometrix, Inc. for the registration of 40,000 shares of its Common Stock and 7,500 shares of its Common Stock issuable upon the exercise of warrants and to the incorporation by reference therein of our report dated February 29, 2000, with respect to the financial statements of Physiometrix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                         /s/ Ernst & Young LLP

Boston, Massachusetts
July 17, 2000